Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Team Financial, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-74424) on Form S-8 of Team Financial, Inc. of our report dated March 24, 2006, with respect to the consolidated statements of financial condition of Team Financial, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows, and for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K/A of Team Financial, Inc.

/S/ KPMG LLP

Kansas City, Missouri
May 1, 2006